UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): August 29, 2018

Global Blood Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37539	27-4825712
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

171 Oyster Point Blvd., Suite 300, South San Francisco, CA 94080

(Address of Principal Executive Offices) (Zip Code)

(650) 741-7700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 29, 2018, Global Blood Therapeutics, Inc. (the “Company”) entered into a First Amendment to Lease (the “Amendment”) with HCP Oyster Point III LLC, as landlord (“HCP”), to amend that certain Lease dated March 17, 2017 by and between the Company and HCP (the “Lease”) for approximately 67,185 rentable square feet of space in a building located at 171 Oyster Point Boulevard in South San Francisco, California (the “Original Premises”). Pursuant to the Amendment, the Company will relocate the leased premises from the Original Premises to a building consisting of approximately 164,150 rentable square feet of space located at 181 Oyster Point Boulevard in South San Francisco, California (the “Substitute Premises”) when the Substitute Premises are ready for occupancy as described in the Amendment (the “Substitute Premises Commencement Date”). The Company will continue to occupy the Original Premises according to the terms of the Lease until the Substitute Premises Commencement Date.

The term of the lease for the Substitute Premises will commence on the Substitute Premises Commencement Date and will expire on the day prior to the tenth (10 th) anniversary of the Substitute Premises Commencement Date (the “Substitute Premises Term”). If HCP has not delivered possession of the Substitute Premises to the Company as required under the Amendment (i) on or before July 1, 2020, then the date the Company is obligated to commence payment of rent for the Substitute Premises will be delayed by one day for each day that the delivery date is delayed beyond such date, or (ii) by October 1, 2020, then the Company will have the right to cause the Amendment to become null and void upon written notice to HCP, in which case, the Lease will remain unmodified and in full force and effect with respect to the Original Premises. The foregoing penalty dates are subject to extension due to delays by the Company and up to ninety (90) days of force majeure delays.

The monthly base rent for the Substitute Premises will be equal to $5.35 per rentable square foot of the Substitute Premises, payable by the Company to HCP for the first (1st) year of the Substitute Premises Term, and will increase as follows for the remaining nine (9) years as set forth below; provided, however, that for the first five (5) months of the Substitute Premises Term, the Company’s monthly base rent will be calculated based on 82,075 rentable square feet, which will not affect the Company’s right to use the entire Substitute Premises, or its obligations with respect to the entire Substitute Premises.

Lease Year During the Substitute Premises Term	Annual Base Rent	Monthly Installment of Annual Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
1 (months 1 – 5)	$5,269,215.00	$439,101.25	$5.35
1 (months 6 – 12)	$10,538,430.00	$878,202.50	$5.35
2	$10,912,692.00	$909,391.00	$5.54
3	$11,294,636.22	$941,219.69	$5.73
4	$11,689,948.49	$974,162.37	$5.93
5	$12,099,096.68	$1,008,258.06	$6.14
6	$12,522,565.07	$1,043,547.09	$6.36
7	$12,960,854.85	$1,080,071.24	$6.58
8	$13,414,484.77	$1,117,873.73	$6.81
9	$13,883,991.73	$1,156,999.31	$7.05
10	$14,369,931.44	$1,197,494.29	$7.30

During the Substitute Premises Term, the Company will pay 100%, based on the Substitute Premises comprising the entire building, of operating expenses, taxes and any other expenses payable in connection with the Substitute Premises according to the terms of the Lease. The Company will also continue, until December 2027, to make monthly payments of $22,159.18 in repayment of an additional tenant improvement allowance provided by HCP with respect to the construction of the Original Premises. The Company will have one (1) option to extend the Substitute Premises Term for a period of ten (10) years according to the terms of the Lease.

At the time the Amendment is executed, the Company will be required to increase the amount of the letter of credit provided to HCP under the Lease from $905,930.90 to $2,394,988.48, which amount is subject to a potential fifty percent (50%) reduction as provided in the Amendment. HCP will construct the shell of the Substitute Premises at its sole cost and will provide an allowance of $23,801,750 toward the cost of the tenant improvements in the Substitute Premises. HCP will also provide an additional tenant improvement allowance of up to $4,103,750, which, if the Company elects to use it, must be repaid over the balance of the term of the Lease in monthly installments with ten percent (10%) interest.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a complete copy of which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Amendment between the Company and HCP, dated August 29, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Blood Therapeutics, Inc.

Date: August 29, 2018	By:	/s/ Jeffrey Farrow
Jeffrey Farrow
Chief Financial Officer (Principal Financial Officer)